Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Davis Variable Account Fund, Inc.:
We consent to the use of our report dated February 9, 2010, incorporated by reference in this Registration Statement of Davis Variable Account Fund, Inc. (consisting of Davis Value Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio) and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus for Davis Variable Account Fund, Inc., which is also part of such Registration Statement and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.
KPMG LLP
Denver, Colorado
April 18, 2010